UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 21, 2005

Equity One, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13499	52-1794271

(Commission File Number)	(IRS Employer Identification No.

1696 NE Miami Gardens Drive
North Miami Beach, Florida 33179
(Address of Principal Executive Offices) (Zip Code)

(305) 947-1664
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement.
On February 21, 2005, the Compensation Committee (the “Committee”) of the board of directors of Equity One, Inc. (“Equity One” or the “Company”) approved certain increases to the board’s compensation effective immediately.

Following the changes made by the committee, non-employee directors are eligible to receive 2,000 shares of common stock upon their initial election to the board of directors and a number shares of common stock annually on January 1 equal in value to $30,000 (based on the fair market value of the Company’s common stock on that day), which shares shall vest, in each case, half on December 31 of the year of the grant and the other half on December 31 of the following year. The Company’s lead director receives an additional number of shares of common stock annually on January 1 equal in value to $15,000 (based on the fair market value of the Company’s common stock on that day), which shares vest in the same manner as the other shares granted to directors. In addition, non-employee directors receive an annual fee in the amount of $12,000, chairmen of committees (other than the audit committee) receive a fee of $7,500 and committee members (other than members of the audit committee) receive a fee of $6,000. The audit committee chairman receives an annual fee in the amount of $15,000, and audit committee members receive an annual fee of $10,000. Each of these cash fees is payable in January of each year. In addition, each non-employee director will receive a fee of $1,500 for each board of directors meeting attended in person and a fee of $500 for each telephonic board meeting and each committee meeting attended in person or telephonically, plus reimbursement for reasonable expenses incurred in attending the meeting. In addition, for service in 2005 each non-employee board member will receive 700 shares of common stock and our lead director received an additional 300 shares of the Company’s common stock. These shares shall vest, in each case, half on December 31, 2005 and the other half vest on December 31, 2006. Our officers who are directors are not paid any directors’ fees.

Item 9.01 Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired.

Not applicable

(b) Pro Forma Financial Information.

Not applicable

(c)  Exhibits

Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

       EQUITY ONE, INC.

Date:  February 25, 2005                         By:_/s/ Howard M. Sipzner
 Name: Howard M. Sipzner
 Title: Executive Vice President and Chief Financial Officer